Exhibit 99.1

KNIGHTHEAD

CAPITAL MANAGEMENT, LLC ®

Apri19, 2018

Comstock Resources, Inc. Attention: Board of Directors Comstock Tower

5300 Town & Country Blvd.

Suite 500

Frisco, Texas 75034

Re: Offer to Purchase and Consent Solicitation dated April2, 2018

Ladies and Gentlemen:

Knighthead   Capital Management, LLC manages and/or advises certain entities ("Knighthead") that hold 7%% Convertible Secured PIK Notes due 2019 (the "2019 Notes") and 9Yz% Convertible Secured PIK Notes due 2020 (the "2020 Notes," and together with the 2019 Notes, the "Convertible Notes") issued by Comstock Resources, Inc. (the "Company").  We write regarding the Company's Offer to Purchase and Consent Solicitation, dated April 2, 2018.1

The Tender Offer is not acceptable to Knighthead, and the Proposed Amendments are impe1missible and ineffective under the Indentures, as well as unlawful under the Trust Indenture Act of 1939. We strongly urge you to reconsider proceeding with the Tender Offer in its current form, which assuredly will fail either for lack of support or at the end of expensive litigation that is needlessly detrimental to Comstock and its stakeholders.

It should be obvious that under current market conditions, the $7.50 Conversion Price and Amended Threshold Price2  will not provide compensation to holders of the Convertible Notes equal to par. After the announcement of the Tender Offer, a precipitous drop occurred in the share price of the Company's common stock.   At today's closing share price of $5.11, holders of 2019 Notes stand to receive a total recovery of just $792 per each $1,000 of principal amount and holders of 2020 Notes stand to receive just $761 per each $1,000 of principal amount. Moreover, the Tender Offer and Proposed Amendments fail to provide for satisfaction of the 2.375% premium due upon optional redemption under the 2020 Notes.

Management made it clear that it structured the Tender Offer, which includes both cash and stock components, to conform to existing limits on share issuance in the Company's

1	Capitalized terms have the meanings given to them in the Offer to Purchase and Consent Solicitation.

2 In current market conditions, the prospect that the Amended Threshold Price exceeds $7.50 is highly dubious.

Knighthead Capital Management, LLC

1140  Avenue of the Americas, 12th Floor, New York New York 10036 (212) 356-2900

organizational documents. Without increasing the cash component, however, the only way for the Tender Offer and Proposed Amendments to provide holders of Convertible Notes with compensation equal to par (plus the redemption premium owed under the 2020 Notes), as the Company is legally required to do, is for the Company to seek shareholder authorization to issue additional shares. Such authorization should be readily obtainable as the Company's shareholders must recognize that their shares will be impaired, if not eliminated, if the Tender Offer fails and the Company is forced to restructure under chapter 11 of the U.S. Bankruptcy Code instead.

Should the Company nonetheless proceed with the Tender Offer, be advised that, even assuming that holders of a majority in principal amount of each series of the Convertible Notes accepted the offer, the Proposed Amendments would be prohibited under section 9.02 of each of the Indentures and, in any event, ineffective under section 6.08 of the Indentures, as well as section 316(b) of the Trust Indenture Act.3   Because the Proposed Amendments would deprive holders of Convertible Notes of their "right[s], which [are] absolute and unconditional, to receive payment" at par (plus any premium) and such rights cannot be impaired by "any other provision of th[e] Indenture[s]," including the majority amendment provision (section 9.02) and any provision purportedly altered by the Proposed Amendments, the Proposed Amendments are futile. Indentures§ 6.08; see also 15 U.S.C. § 77rrr(b).

The Company may also face additional liability under federal securities laws based on, among other things, (i) the Company's assertions that the Tender Offer will provide a "par" exchange for holders of Convertible Notes, which under current market conditions, are false and misleading (especially with respect to the 2020 Notes for which no redemption premium would be paid), (ii) the Company's failure to disclose in the registration statement pursuant to which the Convertible Notes were issued (Registration No. 333-212795) its belief that it could amend the mandatory conversion provisions of the Indentures to deprive noteholders of their rights to repayment at par, or in the comparison of the Indentures' terms that noteholders would be subject to the risk that amendments adopted with majority consent could deprive noteholders of their rights to repayment at par, and (iii) inadequate disclosure in the Offer to Purchase and Consent Solicitation of the risks associated with the flawed Tender Offer and Proposed Amendments.

3

Section 316(b) of the Trust Indenture Act states that "the right of any holder of any indenture security to receive payment of the principal of ... such indenture security … shall not be impaired or affected without the consent of such holder." 15 U.S.C.§ 77ppp.

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Knighthead Capital Management, LLC

1140 Avenue of the Americas, 12'" Floor, New York New York 10036 (212) 356-2900

Please do not hesitate to contact me if you wish to discuss the content of this letter. Knighthead is open to engaging constructively on an alternative deleveraging transaction for the Company that would fully respect Knighthead's rights in respect of its Convertible Notes. For the avoidance of doubt, the foregoing is without prejudice to any rights and remedies of Knighthead and its members, all of which are preserved, should the Company seek to consummate the Tender Offer or any other transactions detrimental to the holders of the Convertible Notes.

Ara D. Cohen

Managing Member

cc: American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

U.S. Securities and Exchange Commission

Division of Corporation Finance

Assistant Director Office 4

Attn: John Reynolds

100 F Street, NE Washington, D.C. 20549

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Knighthead Capital Management, LLC

1140 Avenue of the Americas, 12th Floor, New York New York 10036 (212) 356-2900